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                                  Exhibit 24.5

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert W. Horner III, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign registration statements or amendments (including post-effective amendments) thereto, with respect to the registration under the Securities Act of 1933, as amended, of shares of the common stock, par value $.01 per share (the "Common Stock"), of Vitalink Pharmacy Services, Inc. ("Vitalink") issued and delivered pursuant to Vitalink's 1997 Non-Employee Director Stock Compensation Plan or 1996 Long-Term Incentive Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                            /s/ James A. MacCutcheon
                            -------------------------------------
                            James A. MacCutcheon

                            Date: January 22, 1998





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